Two Rivers Water & Farming Company
December 31, 2012 - 10K Filing and Annual Report
Exhibit 4.7
F-2 Conversion Agreement

CONVERSION AGREEMENT

This Conversion Agreement (the “Agreement”) is made effective as of December 31, 2012, by and among Two Rivers Farms F-2, LLC, a Colorado limited liability company (the “Company”), Two Rivers Water & Farming Company, a Colorado corporation (“Two Rivers” or “Parent”) and [______________] (“Investor” and/or “Shareholder”), who resides at ______________________________.

RECITALS

Whereas, Investor entered into that Series B Secured Convertible Participating Promissory Note for _____________,  (the “Note”), which as of December 31, 2012 has accrued ____________ in interest, bringing the total debt obligation to _____________ (“Debt”); and

Whereas, the Investor indicated its interest in converting the Debt in a letter sent on December 26, 2012 (“Conversion Letter”); and

Whereas, among other things, Investor has agreed to convert the Note into ___________ shares of Series F-2-B Convertible Preferred Stock, it is hereby agreed as follows:

SECTION 1

Entity Conversion; Issuance of Preferred Shares; Rescission

1.1           Conversion of Debt and Issuance of Preferred Shares.                                                                                     Subject to the terms and conditions of this Agreement, the Investor agrees to convert the Debt for   ____________ Series F-2-B Convertible Preferred Shares (the “Preferred Shares”), which shall be issued by the Company.  In addition, the Two Rivers Water & Farming Company (the “Parent’) will issue to Investor __________ warrants to purchase the common stock of the Parent (the “Common Stock”) at $3.00.

1.2           Preferred Shares.                                The Preferred Shares shall be authorized and issued pursuant to the rights, privileges and restrictions set forth in the Company’s Certificate of Designation, which is attached hereto, and incorporated by reference, as Exhibit 1.

1.3           Warrant Exchange.                                The Parties agree to exchange the Series B Warrants that the Investor received from Two Rivers upon investing in the Note. All rights and privileges under the Series B warrant will be released.  The new warrants will permit warrant-holders to purchase the common stock of the Company (the “Common Stock”) at $3.00, and will expire on December 31, 2017 (the “F-2-B Warrants”). The F-2-B Warrants are issued by Two Rivers.  Investor shall receive one F-2-B Warrant for every two dollars of Debt converted.  The F-2-B Warrants may be exercised on or before December 31, 2017; provided however, that the F-2-B Warrants may be called by the Parent for $0.001 per F-2-B Warrant, after 30 days prior written notice, any time after a registration statement relating to the underlying common stock has been filed and declared effective and provided such registration statement must have been effective during the period set forth in (i)-(iii) below through the date of redemption, so long as (i) the Parent’s common stock is listed on a national exchange, (ii) the closing price for such common stock has traded at $4.00 or above a share for 20 consecutive trading days, and (iii) the average daily trading volume of such common stock has been equal to or greater than 100,000 shares for 20 consecutive trading days.  The Parent will file a registration statement on or before July 1, 2013 with the SEC for the Common Stock underlying the Exchange Warrants.  The form of the Exchange Warrant which contains other terms and definitions, including another designation and call provisions, is attached herein as Exhibit 2.

1.4           Cancellation of Rescission Rights.  Investor was granted a thirty (30) day period after execution of a letter of initial interest to rescind Investor’s interest in converting their Note to Preferred Shares.  Upon execution of this Agreement, the thirty day period shall expire, whether the thirty days have been exhausted or not, and the mutually executed Agreement shall not be rescindable.

1.5           Entity Conversion.  After the 30 day period of rescission has expired, the Two Rivers Farms F-2, LLC will: (1) convert the entity from a Colorado limited liability company to a Colorado corporation; (2) create and authorize the Preferred Shares as described in this Agreement and in the Certificate of Designation; and (3) issue and deliver the Preferred Shares and Warrants to the Investor.

SECTION 2

RELEASE OF NOTE AND RELATED DOCUMENTS

2.1           Release of Note.  Upon the execution of this Agreement and delivery of the Series B Convertible Preferred Stock, Investor agrees to release all its rights, and to release the Company from all its obligations, under the Note, including but not limited to the rights and obligations of the Security Agreement, the Deed of Trust, the Guaranty, the Subordination Agreement, and the Series B Warrant.

SECTION 3

RIGHTS, PRIVILEGES, AND OBLIGATIONS OF THE PREFERRED SHARES

The Preferred Shares have the following rights, privileges, and obligations in addition to rights, privileges, and obligations of the Preferred Shares contained in the Certificate of Designation:

3.1           Cumulative 8% Preferred Dividend. Holders of the Preferred Shares ("Shareholders") will be entitled to receive an annual dividend, when and if declared by the Company’s Board of Directors, at the rate of 8% per annum.  The 8% dividend will be declared, if any, on March 31, and paid annually on May 15.  The initial 8% dividend payment, when and if declared, will accrue from December 31, 2012 through December 31, 2013, be declared on March 31, 2014 and first payable on May 15, 2014.  Thereafter, the annual 8% dividend will accrue from January 1 to December 31.  In the event that a 8% dividend is not paid when due, the amount of such unpaid 8% dividend will accumulate and compound at 8% per annum until paid.

3.2.           25% Net Profit Participation Dividend.  Shareholders will be entitled to receive an annual cumulative dividend, when and if declared, on a pro rata basis, equal to 25%, on a fully converted basis, of the Annual Net Profit (the “Profit Participation”).  Annual Net Profit is defined as the Company’s earnings (as defined by U.S. GAAP) less interest payments and the 8% dividend set forth above and estimated income taxes owed. The Profit Participation will be determined annually after the Company’s financial results are audited and, when and if declared, will be announced on March 31 and paid on May 15.  The Profit Participation will first be determined and paid for the 2013 fiscal year, and, therefore, will first be payable on May 15, 2014.  The Profit Participation payable to the holder of each Preferred Share outstanding on the respective payment date is determined by multiplying the Annual Net Profit by .25 and dividing that product by 5,467,420.

3.3           Redemption.                      The Preferred Shares may be redeemed at any time by the Company provided the Company gives notice of redemption of all but not less than all of the outstanding Preferred Shares and the Company has on hand funds sufficient to redeem the Preferred Shares. The redemption price will be $1.00 per share plus accrued dividends, if any.  Subject to the Shareholders’ prior conversion of Preferred Shares, the Company will redeem all Preferred Shares which remain outstanding, for cash, on a specified business day which is at least thirty (30) days following the date of the notice of redemption.  The Company has no obligation to redeem the Preferred Shares. The Company agrees that it will not redeem any Preferred Shares that would result in any Shareholder having a beneficial common share ownership of the Parent in excess of 9.9% (nine point nine percent).

3.4           Liquidation.                      In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the Shareholders shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Company’s common stock by reason of their ownership of such stock, an amount per share for each Preferred Shares held by them equal to $1.00 (subject to adjustments) plus any accrued and unpaid dividends based on the number of days during the dividend period that the Preferred Shares are outstanding (the “Liquidation Preference”). If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the Shareholder are insufficient to permit the payment to such holders of the entire Liquidation Preference then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the Shareholders in proportion to the full amounts they would otherwise be entitled to receive.

SECTION 4

COVENANTS

4.1           Major Covenants.                                While any Preferred Shares are outstanding, the Company covenants, that unless it has the affirmative vote of Shareholders owning, in aggregate, not less than two-thirds (2/3) of the outstanding Preferred Shares: (1) not to incur any debt except for regular trade payables arising in day-to-day operations of the Company; and (2) not to transfer or sell assets (including to an affiliate or related person or entity).  Each of these covenants is referred to as a “Major Covenant.”

4.2           Additional Covenants.                                           While any Preferred Shares are outstanding, the Company covenants: (1) to plan, operate, and manage its farmland, water rights, and produce business to optimize long-term farm yields and meet its financial, regulatory, and contractual obligations and objectives; (2) to observe all financial covenants; (3) to maintain independent books and records of its assets, liabilities, and operations separate from the books and records of the Parent; (4) to make its books and records available for inspection by any holder of the Preferred Shares (including such holder’s agent or representative) upon reasonable notice and conditions; (5) to segregate in a separate account  net revenues from operations sufficient to pay when due: (i) the Cumulative 8% Preferred Dividend and (ii) the Profit Participation; (6) to include in its annual budget the Cumulative 8% Preferred Dividend and the Profit Participation; (7) to place on its Board agenda proposed actions (with appropriate supporting materials) related to (i) the timely declaration and payment of the Cumulative 8% Preferred Dividend and (ii) calculation and payment resolution for the Profit Participation; and (8) to limit the number of its Directors to three.  Each of these covenants is referred to as an “Additional Covenant.”

4.3           Parent Covenants.                                While the Preferred Shares are outstanding, the Parent covenants: (1) to use its best efforts to list its common stock on a national securities exchange promptly following achieving listing eligibility criteria; (2) to file on a timely basis all reports, notices, audits and other documents required to maintain its compliance with the Securities Exchange Act of 1934; (3) to notice, convene and conduct its annual meeting of shareholders not later than June 15 of each year; (4) prior to the initial issuance of the Preferred Shares, to appoint three directors to the Company’s Board of Directors, one of whom will be designated to represent the interests of the holders of the Preferred Shares (the “PS Director”).  The PS Director will have the same rights and duties as each of the other directors of the Company, and the Board of Directors shall act by majority vote; (5) coincident with its annual meeting each year, to conduct an election among holders of the Preferred Shares for the purpose of electing the PS Director, as provided below in Section 4.9 below; (6) to cause its independent public accounting firm to audit and issue its opinion with respect to the adequacy of the Company’s financial reports; (7)  to file a registration statement on or before July 1, 2013 with the SEC  for the resale of the following securities: (a) for the Common Stock issuable on conversion of the Preferred; and (b) for the Common Stock issuable upon exercise of the Warrants; and  (8) to certify at least annually that, to the Parent’s actual knowledge, neither the Parent nor the Company is in breach of a Major Covenant, Additional Covenant, or a Parent Covenant.  These covenants shall be collectively referred to as “Parent Covenants”.

4.4           Events of Default.                                The following are Events of Default: (1) failure to declare and pay when due two consecutive annual installments of the Cumulative 8% Preferred Dividend; (2) the filing of a voluntary petition in bankruptcy by either the Company or the Parent or the approval of an involuntary petition in bankruptcy related to either the Company or the Parent; (3) the breach of a Major Covenant; and (4) the failure to remedy the breach of any Additional  Covenant or Parent Covenant within 60 days after actual notice of its breach.

4.5           Preferred Shareholder Supplemental Rights Upon an Event Of Default.Upon the occurrence of an Event of Default, the Shareholders may call a special meeting at which Shareholders representing a majority of the outstanding Preferred Shares may cause a replacement of a Parent-designated director of the Company with a Preferred Shareholder-designated director (giving the Preferred Shareholders the right to fill two of the Company’s three Board seats).  Any holder of Preferred Shares will have the right to nominate a candidate for the position of Replacement Director (each of them a “Nominee”).    Only Nominees who express a willingness to serve as Replacement Director will be eligible for election (the “Replacement Candidate”).  The Replacement Candidate receiving the votes representing a plurality of the outstanding Preferred Shares will become the Replacement Director upon election.  The Replacement Director will serve until replaced by a plurality vote of the outstanding Preferred Shares at a meeting where a quorum (a majority of Preferred Shares) is present.  Any future dispositive action of this newly-constituted Board of Directors (including liquidation, sale, or merger of the Company and the sale or transfer of substantial assets of the Company) will become effective only upon the affirmative vote of a majority in interest of the outstanding Preferred Shares.

4.6           Conversion of Preferred Shares.

(a) Right to Convert.  Each Shareholder shall have the right to convert, at any time and from time to time, all or any part of, one Preferred Share, held by such Shareholder, in multiples of at least ten thousand shares, for one (1) share of the Common Stock of the Parent as is determined in accordance with the terms of the Preferred Shares (a “Conversion”).  A Conversion shall be subject to certain customary anti-dilution adjustments as defined herein.  Any Common Stock of the Parent received under a conversion of the Preferred Shares are “Conversion Shares.”

(b) Conversion Notice. In order to convert Preferred Shares, a Shareholder shall send to Two Rivers by electronic or facsimile transmission, at any time prior to 3:00 p.m., Mountain time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or Federal bank holiday) on which such Shareholder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I hereto (a “Conversion Notice”), stating the number of Preferred Shares to be converted, and a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with the formula set forth in 4.6(e) below setting forth the basis for each component thereof, including the details relating to any adjustments made to the Conversion Rate.  The Shareholder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Parent.  The Company shall issue a new certificate for Preferred Shares to the Shareholder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Company to deliver such new certificate shall not affect the right of the Shareholder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Shareholder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice.  Except as otherwise provided herein, upon delivery of a Conversion Notice by a Shareholder in accordance with the terms hereof, such Shareholder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates.

(c) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Parent to a Shareholder for each Preferred Share pursuant to a Conversion shall be determined by multiplying the Preferred Shares offered for Conversion by one (1); provided, however, that the number of Conversion Shares issued shall never, when combined with all other then outstanding shares of Common Stock of the Parent and shares of Common Stock of the Parent which have been subscribed for or otherwise committed to be issued, exceed the number of shares of Common Stock of the Parent then authorized to be delivered by the Parent, and in the event that there are insufficient shares of Common Stock of the Parent authorized to permit the full Conversion contemplated by any Conversion Notice, the Parent will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Company of such Conversion Notice.

 (d) Delivery of Conversion Shares.

(i)           Two Rivers shall, no later than the close of business on the fifteenth (15th) Business Day following the later of the date on which the Parent receives a Conversion Notice from a Shareholder by facsimile or electronic transmission, and the date on which the Parent receives the related Preferred Shares certificate (such fifteenth Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Shareholder the proper number of Conversion Shares determined pursuant to paragraph 4.6(c) above.  The Parent shall deliver, or cause to be delivered, to the converting Shareholder a certificate or certificates representing the Conversion Shares which, on or after the date the registration statement (described in Section 4.7 below) becomes effective, will be without restrictive legend and will represent the number of Conversion Shares being acquired upon the conversion of the Preferred Shares; and the Company shall deliver a bank check in the amount of accrued and unpaid dividends through the date of conversion.

(ii)           The Parent’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Shareholder, or any breach or alleged breach by Shareholder of any obligation to the Company or Parent or any violation or alleged violation of law by Shareholder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Parent to such Shareholder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Parent or Company of any such action that they may have against such Shareholder.  If the Parent fails to deliver to a Shareholder such certificate or certificates pursuant to Section 4.6(d)(i) on the Delivery Date applicable to such conversion, the Parent shall pay to such Shareholder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Preferred Shares being converted, $100 per trading day (increasing to $200 per trading day on the second (2nd) trading day after such damages begin to accrue) for each trading day after the Delivery Date until such certificates (which must be without restrictive legend if the Conversion Shares are registered for resale pursuant to an effective registration statement or pursuant to Rule 144 and be delivered without legend), are delivered.  Nothing herein shall limit a Shareholder’s right to pursue actual damages for the Parent’s failure to deliver Conversion Shares within the period specified herein and such Shareholder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Shareholder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(e) Adjustments. The Conversion rate shall be subject to adjustment from time to time as follows:

(i)           Adjustments for Subdivisions, Combinations or Consolidation of Common Stock.  In the event the outstanding shares of Common Stock of Parent shall be subdivided by stock split or stock dividends, into a greater number of shares of Common Stock, the Conversion rate then in effect (currently one Preferred Share converts into one Common Share of the Parent) with respect to Preferred Shares shall, concurrently with the effectiveness of such subdivision or dividend, be proportionately adjusted such that the Shareholder shall receive upon conversion of the Preferred Shares the same percentage of the Parent after the subdivision or dividend as the Shareholder would have received immediately prior to the subdivision or dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion rate then in effect with respect to the Preferred Shares shall, concurrently with the effectiveness of such combination or consolidation, be proportionately adjusted such that the Shareholder shall receive upon conversion of the Preferred Shares the same percentage of the Parent after the combination or consolidation as the Shareholder would have received immediately prior to the combination or consolidation.

(ii)           Adjustments for Reclassification, Exchange and Substitution.  If the Common Stock issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of stock or into any other securities or property, whether by capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction (other than a subdivision or combination of shares provided for above), each of the Preferred Shares shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Parent deliverable upon conversion of such share of Preferred Shares shall have been entitled to upon such transaction.  The provisions of this section on Adjustments shall similarly apply to successive capital reorganizations, reclassifications, mergers, combinations of shares, recapitalizations, consolidations, business combinations or other similar transactions.

(iii)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion rate pursuant to an Adjustment, the Parent at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Shareholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and the Conversion rate then in effect.  The Parent shall, upon the written request at any time by any Shareholder, furnish or cause to be furnished to such Shareholder a like certificate setting forth (i) such adjustments and readjustments and (ii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s Preferred Shares.

(iv)           Rounding.  All calculations under this Section 4.6(e) shall be made to (a) the nearest one hundredth of one cent or (b) the nearest share or (c) the nearest one hundredth of one percent, as the case may be.

(f)  The Parent shall at all times reserve and keep available for issuance upon the conversion of the Preferred Shares the maximum number of each of its authorized but unissued shares of Common Stock of the Parent as is reasonably anticipated to be sufficient to permit the conversion of all outstanding Preferred Shares, and shall take all action required to increase the authorized number of shares of Common Stock of Parent, or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock of Parent to permit such reservation or to permit the conversion of all outstanding Preferred Shares.

4.7           Registration.  The Parent commits to file a registration statement on or before July 1, 2013 with the SEC for the following securities: (a) for the Common Stock underlying the Conversion Shares; and (b) for the Common Stock underlying the Warrants.

4.8           Registrar.  Two Rivers will act as the Registrar for the Preferred Shares which will be transferable (i) only to other accredited investors, (ii) subject to state and federal securities laws, and (iii) solely through entry by the Registrar in a registration book maintained for that purpose.  There is no secondary market for the Preferred Shares, and none is likely to develop. Therefore, purchasers of the Preferred Shares should expect to hold them indefinitely or until converted into common stock (which may be restricted, notwithstanding the Parent’s registration covenants).

4.9           PS Director.    Any holder of Preferred Shares will have the right to nominate a candidate for the position of PS Director, each candidate a “Nominee”.  The Parent will provide to the holders of the Preferred Shares a list of such Nominees who indicate a willingness to serve as PS Director, each of them a “Candidate”.  The Candidate receiving the votes representing a plurality of the outstanding Preferred Shares will become the PS Director upon election.  The PS Director will serve until replaced by a plurality vote of the outstanding Preferred Shares at a meeting where a quorum (which is a majority of Preferred Shares) is present.

SECTION 5

Representations and Warranties of the Company

The Company represents and warrants to the Buyer that as of the execution of this Agreement:

5.1           Organization and Qualification.  The Company and the Parent are entities duly organized and validly existing in good standing under the laws of the jurisdiction in Colorado, and have the requisite corporate power and authority to own their properties and to carry on their business as now being conducted.   The Company has no subsidiaries.  Each of the Parent and Company is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company or Parent or on the transactions contemplated hereby or on the other Transaction Documents or by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company or Parent to perform their obligations hereunder.  “Transaction Documents” means this Agreement (including the exhibits).

5.2           Authorization; Enforcement; Validity.  The Company has: (i) the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to issue the Preferred Stock  in accordance with the terms hereof and thereof; (ii) the commitment of the Parent to issue the Warrants, the Warrant Shares, and the Conversion Shares pursuant to this Agreement, and (iii) this Agreement constitutes, shall constitute, the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. The Parent has: (i) the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to issue the Warrants, the Warrant Shares, and the Conversion Shares pursuant to this Agreement, and (ii) this Agreement constitutes, shall constitute, the valid and binding obligations of the Parent enforceable against the Parent in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

The Company commits to deliver to the Investor a true and correct copy of a unanimous written consent creating and authorizing the issuance of the Preferred Stock pursuant to this Agreement.  No other approvals or consents of the Company’s or Parent’s Boards of Directors and/or Shareholders is necessary under applicable laws and the Company’s or Parent’s Articles of Incorporation and/or Bylaws to authorize the execution and delivery of this Agreement or any of the transactions contemplated hereby, including, but not limited to, the issuance of the Preferred Shares, Warrants, Warrant Shares and the Conversion Shares.

5.3           Capitalization.  Two Rivers Farms F-2, Inc. will have the following authorized capital stock: (i) 100,000,000 shares of common stock, of which 1,000 will be issued to the Parent; and (ii) 20,000,000 shares of Preferred Stock, $0.001 par value.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable.  The Company commits to make available to the Investor true and correct copies of the Company's Articles of Incorporation (the "Articles of Incorporation"), and the Company's By-laws (the "By-laws"). The Certificate of Designation of the Series F-2-B Convertible Preferred Stock is attached as Exhibit 1.

5.4           Issuance of Preferred Shares, Conversion Shares and Warrant Shares.  The Conversion Shares and Warrant Shares have been duly authorized by the Parent and, upon issuance in accordance with the terms hereof or the Warrant, as applicable, the Conversion Shares and Warrant Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof.  The Preferred Shares will be duly authorized by the Company and, upon issuance in accordance with the terms hereof, the Preferred Shares shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issue thereof.

5.5           No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the Parent and the consummation by the Company and the Parent of the transactions contemplated herein will not (i) result in a violation of the Articles of Incorporation or the By-laws of either the Company or the Parent or (ii) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Parent, Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree.  The business of the Company and Parent is not being conducted in violation of any laws, ordinances or regulations of any governmental entity.  Neither the Company nor the Parent is required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Preferred Shares, Warrants, Warrant Shares, or Conversion Shares in accordance with the terms hereof or thereof (other than any filings which may be required to be made by the Company or Parent with the SEC or state securities administrators).

5.6           SEC Documents; Financial Statements.   The Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it (“SEC Filings”) with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act").  As of their respective dates (except as they have been properly amended), the SEC Filings complied as to form in all material respects with requirements of the 1934 Act and the published rules and regulations of the SEC with respect thereto.  As of their respective filing dates, none of the SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective filing dates, the financial statements of the Parent included in the SEC Filings complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved and fairly present in all material respects the financial position of the Parent as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.7           Absence of Certain Changes.  Since September 30, 2012, there has been no material adverse change in the business, properties, operations, financial condition or results of operations of the Company or the Parent.

5.8           Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company or the Parent, threatened against or affecting the Company or Parent, which could reasonably be expected to have a Material Adverse Effect.

5.9           No General Solicitation.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act of 1933 (“1933 Act”) in connection with the offer or sale of the Preferred Stock.

 5.10           Title to Properties and Assets; Liens.                                                                The Company and Parent each has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (i) current mortgages and financing arrangements on properties and assets owned by Two Rivers Farms F-2, LLC; (ii) liens for current taxes not yet due and payable, (ii) liens imposed by law and incurred in the ordinary course of business for obligations not past due, (iii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or have a material adverse effect, and which have not arisen otherwise than in the ordinary course of business.

5.11           Neither the Company nor Parent is in violation of any term of or in default under any of their respective Articles of Incorporation or Association, Bylaws, or Operating Agreement.  Neither the Company nor Parent is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or Parent, and neither the Company nor Parent will conduct its business in violation of any of the foregoing, except for possible violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.12           The Parent is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

5.13           Except as disclosed in the SEC Filings, neither the Company nor Parent (i) has any outstanding indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any material term of or in default under any contract, agreement or instrument relating to any indebtedness or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Parent’s officers, has or is expected to have a Material Adverse Effect.

5.14           The Company and Parent each believe that their relations with their employees are good.  No executive officer of the Company or Parent, to the knowledge of the Company or Parent, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or Parent to any liability with respect to any of the foregoing matters.  The Company and Parent are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.15           Each of the Company and Parent (i) has made or filed all foreign, U.S. federal, state and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, whether or not shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no material liens with respect to taxes upon the assets or properties of either the Company or Parent, other than with respect to taxes not yet due and payable.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

5.16           The Company and Parent maintain a system of internal accounting controls and procedures sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Parent maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Parent in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Parent in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Parent's management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

SECTION 6

Representations and Warranties of the Investor

Investor hereby, severally and not jointly, represents and warrants to the Company as follows:

6.1           No Registration.                                Investor understands that as of the date of this Agreement the  Warrants, the Warrant Shares,  the Conversion Shares, and the Preferred Shares have not been, and may never be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

6.2           Investment Intent.                                Investor is acquiring the Preferred Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Units.

6.3           Investment Experience.  Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Investor can protect its own interests. Investor has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.

6.4           Speculative Nature of Investment.                                                                Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Units for an indefinite period of time and to suffer a complete loss of such Investor’s investment.

6.5           Access to Data.                                           Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company and Parent concerning the Agreement, the exhibits and schedules attached hereto and thereto and the transactions contemplated by the Agreements, as well as the Company’s and Parent’s business, management and financial affairs, which questions were answered to its satisfaction. Investor believes that it has received all the information such Investor considers necessary or appropriate for deciding whether to converts their Note to Preferred Shares. Investor understands that such discussions, as well as any information issued by the Company or Parent, were intended to describe certain aspects of the Company’s and Parent’s business and prospects, but were not necessarily a thorough or exhaustive description. Investor acknowledges that any business plans prepared by the Company or Parent have been, and continue to be, subject to change and that any projections included in such business plans or otherwise are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the projections will not materialize or will vary significantly from actual results. Investor also acknowledges that it is not relying on any statements or representations of the Company or Parent or its agents for legal advice with respect to this investment or the transactions contemplated by the Agreements.

6.6           Accredited Investor.                                           The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

6.7           Residency.                      The state of residence of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) shall be of the state as listed in the preamble.

6.8           Rule 144.                      Investor acknowledges that the Preferred Shares and its underlying securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company and Parent, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations. Investor understands that with respect to the Conversion Shares, such one year period shall not commence until the date of issuance of the Conversion Shares.  Investor understands that the current public information referred to above is not now available regarding the Company and the Company has no present plans to make such information available. Investor acknowledges and understands that the Company or Parent may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Shares or the Conversion Shares, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. Investor acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares or the underlying Common Stock. Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

6.9           No Public Market.                                Investor understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

6.10           Authorization

(a)           Investor has all requisite power and authority to execute and deliver this Agreement, to exchange the Note for the Preferred Shares and Warrants  hereunder and to carry out and perform its obligations under the terms of the Agreement. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Agreement, and the performance of all of the Investor’s obligations under the Agreement, has been taken or will be taken prior to execution of this Agreement.

(b)           The Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c)           No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Purchase Agreement by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

6.11           Brokers or Finders.                                Investor has not engaged any brokers, finders or agents, and neither the Company, nor the Parent, nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

6.12           Tax Advisors.                                Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreement. With respect to such matters, Investor relies solely on such advisors and not on any statements or representations of the Company, the Parent, or any of their agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreement.

6.13           Legends.                      Investor understands and agrees that the certificates evidencing the Preferred Shares or the Conversion Shares, or any other securities issued in respect of the Preferred Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Rights Agreement or under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

6.14           Debt to Equity.                                Investor represents that Investor understands that Investor is converting debt of the Company to equity in the Company.  In the event of a liquidation, debt-holders would have a liquidation preference ahead of equity-holders.

SECTION 7

Miscellaneous

7.1           Amendment.                      Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Shareholder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future Shareholder of all such securities.

7.2           Notices.                      All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)           if to Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)           if to any other Shareholder of any Preferred Shares or Conversion Shares, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Shareholder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last Shareholder of such Shares or Conversion Shares for which the Company has contact information in its records; or

(c)           if to the Company, one copy should be sent to

Two Rivers Farms F-2, Inc.
Attn: Chief Financial Officer
2000 S. Colorado Blvd.
Tower One, Suite 3100
Denver CO 80222
Fax: (303) 845-9400
Email: WHarding@2RiversWater.com

If to Two Rivers, one copy should be sent to

Two Rivers Water and Farming Company
Attn: Chief Financial Officer
2000 S. Colorado Blvd.
Tower One, Suite 3100
Denver CO 80222
Fax: (303) 845-9400
Email: WHarding@2RiversWater.com

or to such other address as these companies may have furnished to the Investor.

With respect to any notice given by the Company under any provision of the Colorado Business Corporation Act or the Company’s charter or bylaws, Investor agrees that such notice may be given by overnight mail, facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth above.

7.3           Governing Law; Jurisdiction.  This Agreement shall be governed in all respects by the internal laws of the State of Colorado.  Each Party agrees to submit to the personal jurisdiction of the State of Colorado.

7.4           Expenses.                      The Company, the Parent, and the Investor shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

7.5           Successors and Assigns.                                                      This Agreement, and any and all rights, duties and obligation obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by Investor obligations hereunder, shall not be assigned, transferred, delegated, or sublicensed by Investor without the prior written consent of the Company. Any attempt by Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.6           Entire Agreement.                                This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.7           Delays or Omissions.                                           Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Purchase Agreement upon any breach or default of any other party under this  Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this  Agreement, or any waiver on the part of any party of any provisions or conditions of this  Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this  Agreement, shall be cumulative and not alternative.

7.8           Severability.                      If any provision of this  Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this  Agreement, and such court will replace such illegal, void or unenforceable provision of this  Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.9           Counterparts.                                This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.10           Facsimile Execution and Delivery.                                                                A facsimile or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this  Agreement as well as any facsimile or other reproduction hereof.

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

TWO RIVERS FARMS F-2, LLC By: _____________________________ Name: ___________________________ Title: ____________________________	(INVESTOR) (Name of Investor) (Signature) (Title of signatory, if applicable)
TWO RIVERS WATER & FARMING COMPANY, a Colorado Corporation By: ______________________________ Name: ____________________________ Title: _____________________________

ANNEX I

CONVERSION NOTICE

The undersigned hereby elects to convert shares of Series F-2-B Convertible Preferred Stock (the “Preferred Shares”) of Two Rivers Farms F-2, Inc., represented by stock certificate No(s). ________ , into shares of common stock (“Common Stock”) of Two Rivers Water Company (the “Parent”) according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the “Certificate of Designation”), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.

Conversion Date: ____________________

Number of Shares of Preferred Stock to be Converted:  ____________________

Applicable Conversion Price:  ____________________

Number of Shares of Common Stock to be Issued: ____________________

Name of Shareholder:  __________________________

Address:  ____________________________________________________________________

Signature:______________________

Name:  ____________________________

Title (if applicable):  ___________________________

Shareholder Requests Delivery to be made: (check one)

By Delivery of Physical Certificates to the Above Address: __

Through Depository Trust Corporation: __ (Account No: ________________)

Other:
CERTIFICATE OF DESIGNATION

OF

PREFERRED STOCK

OF

TWO RIVERS FARMS F-2, INC.

 To Be Designated

Series F-2-B Convertible Preferred Stock

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of Two Rivers Farms F-2, Inc., a Colorado corporation (the “Company”), at a meeting duly convened and held, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Company’s Article of Incorporation, the issuance of a series of preferred stock, par value $0.001 per share, of the Company which shall consist of 6,000,000 shares of convertible preferred stock be, and the same hereby is, authorized; and the Chief Executive Officer of the Company be, and he hereby is, authorized and directed to execute and file with the Secretary of State of the State of Colorado a Certificate of Designation of Preferred Stock of the Company fixing the designations, powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Company’s preferred stock), as follows:

1. Number of Shares; Designation. A total of 6,000,000 shares of preferred stock of the Company are hereby designated as Series F-2-B Convertible Preferred Stock (the “Series”). Shares of the Series (“Preferred Shares”) will be authorized pursuant to a Conversion Agreement (the “Conversion Agreement”) by and among the Company and the holders of the Company’s Series B Secured Convertible Participating Promissory Note debt (the “Holder”), a copy of which will be provided to any shareholder of the Company upon request therefor.  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Conversion Agreement.

2. Rank. The Series shall, with respect to rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Company, rank senior and prior to the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Articles  of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Preferred Shares. Any shares of the Company’s stock which are junior to the Preferred Shares with respect to rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Junior Liquidation Shares.”

3. Dividends.

(a) Cumulative 8% Preferred Dividend.  Holders of the Preferred Shares ("Shareholders") will be entitled to receive an annual dividend when and if declared by the Company’s Board of Directors, at the rate of 8% per annum.  The 8% dividend will be declared, if any, on March 31, and paid annually on May 15.  The initial 8% dividend payment, if declared, will accrue from December 31, 2012 through December 31, 2013, be declared on March 31, 2014 and first payable on May 15, 2014.  Thereafter, the annual 8% dividend will accrue from January 1 to December 31.  In the event that an 8% dividend is not paid when due, the amount of such unpaid 8% dividend will accumulate and compound at 8% per annum until paid.

(b) Cumulative 25% Net Profits Participation Dividend    Shareholders will be entitled to receive an annual cumulative dividend, when and if declared, on a pro rata basis, equal to 25%, on a fully subscribed basis, of the Annual Net Profit (“Profit Participation”).  Annual Net Profit is defined as the Company’s earnings (as defined by U.S. GAAP) less interest payments and dividend payments and estimated income taxes owed.  The Profit Participation will be determined annually after the Company’s financial results are audited and, when and if declared, will be announced on March 31 and paid on May 15.  The Profit Participation will first be determined and paid for the 2013 fiscal year, and, therefore, will first be payable on May 15, 2014.  The Profit Participation payable to the holder of each Preferred Share outstanding on the respective payment date is determined by multiplying the Annual Net Profit by .25 and dividing that product by 5,467,420.

4. Liquidation.  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Company Common Stock or any Junior Liquidation Shares by reason of their ownership of such stock, an amount per share for each Preferred Shares held by them equal to $1.00 (subject to adjustments) plus any accrued and unpaid dividends through the date of the liquidation, dissolution or winding up (the “Liquidation Preference”). If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Preferred Shares are insufficient to permit the payment to such holders of the entire Liquidation Preference  then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Shares in proportion to the full amounts they would otherwise be entitled to receive.

5. Conversion.

(a) Right to Convert. Each Shareholder shall have the right to convert, at any time and from time to time, all or any part of, one Preferred Share held by such Shareholder, in multiples of at least ten thousand shares, for one (1) share of Common Stock of the Two Rivers Water & Farming Company, a Colorado corporation (the “Parent”) as is determined in accordance with the terms of the Preferred Shares (a “Conversion”).    A Conversion shall be subject to customary anti-dilution adjustments as defined herein.  Any Common Stock of the Parent received under a conversion of the Preferred Shares are “Conversion Shares.”

(b) Conversion Notice. In order to convert Preferred Shares, a Shareholder shall send to the Parent by electronic or facsimile transmission, at any time prior to 3:00 p.m., Mountain Time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or federal bank holiday) on which such Shareholder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I  to the Memorandum (a “Conversion Notice”), and stating the number of Preferred Shares to be converted.,  The Shareholder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Parent.  The Company shall provide a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with the formula set forth in ”Adjustments” below setting forth the basis for each component thereof, including the details relating to any adjustments.  The Company shall issue a new certificate for Preferred Shares to the Shareholder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Company to deliver such new certificate shall not affect the right of the Shareholder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Shareholder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice.  Except as otherwise provided herein, upon delivery of a Conversion Notice by a Shareholder in accordance with the terms hereof, such Shareholder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates.

(c) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Parent to a Shareholder for each Preferred Share pursuant to a Conversion shall be determined by multiplying the number of Preferred Shares offered for Conversion by one; provided, however, that the number of Conversion Shares issued shall never, when combined with all other then outstanding shares of common stock of the Parent (the “Parent Common Stock”) and shares of the Parent Common Stock which have been subscribed for or otherwise committed to be issued, exceed the number of shares of the Parent Common Stock then authorized to be delivered by the Parent, and in the event that there are insufficient shares of the Parent Common Stock authorized to permit the full Conversion contemplated by any Conversion Notice, the Parent will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Company of such Conversion Notice.

(d) Delivery of Conversion Shares. The Parent shall, no later than the close of business on the third (3rd) Business Day following the later of the date on which the Parent receives a Conversion Notice from a Shareholder by facsimile or electronic transmission, and the date on which the Parent receives the related Preferred Shares certificate (such third Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Shareholder the proper number of Conversion Shares determined pursuant to paragraph 5(c) above.

(e) Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

(i)           Adjustments for Subdivisions, Combinations or Consolidation of Common Stock.  In the event the outstanding shares of Common Stock of Parent shall be subdivided by stock split or stock dividends, into a greater number of shares of Common Stock, the Conversion rate then in effect (currently one Preferred Share converts into two Common Shares of the Parent) with respect to Preferred Shares shall, concurrently with the effectiveness of such subdivision or dividend, be proportionately adjusted such that the Shareholder shall receive upon conversion of the Preferred Shares the same percentage of the Parent after the subdivision or dividend as the Shareholder would have received immediately prior to the subdivision or dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion rate then in effect with respect to the Preferred Shares shall, concurrently with the effectiveness of such combination or consolidation, be proportionately adjusted such that the Shareholder shall receive upon conversion of the Preferred Shares the same percentage of the Parent after the combination or consolidation as the Shareholder would have received immediately prior to the combination or consolidation.

(ii)           Adjustments for Reclassification, Exchange and Substitution.  If the Parent Common Stock issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of stock or into any other securities or property, whether by capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction (other than a subdivision or combination of shares provided for above), each of the Preferred Shares shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of the Parent Common Stock deliverable upon conversion of such share of Preferred Shares shall have been entitled to upon such transaction.  The provisions of this section on Adjustments shall similarly apply to successive capital reorganizations, reclassifications, mergers, combinations of shares, recapitalizations, consolidations, business combinations or other similar transactions.

(iii)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion rate pursuant to an Adjustment, the Parent at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Shareholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and the Conversion Rate then in effect.  The Parent shall, upon the written request at any time by any Shareholder, furnish or cause to be furnished to such Shareholder a like certificate setting forth (i) such adjustments and readjustments and (ii) the number of shares of the Parent Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s Preferred Shares.

(iv)           Rounding.  All calculations under this Section 5(e) shall be made to (a) the nearest one hundredth of one cent or (b) the nearest share or (c) the nearest one hundredth of one percent, as the case may be.

(f)  The Parent shall at all times reserve and keep available for issuance upon the conversion of the Preferred Shares the maximum number of each of its authorized but unissued shares of the Parent Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding Preferred Shares, and shall take all action required to increase the authorized number of shares of the Parent Common Stock, or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of the Parent Common Stock to permit such reservation or to permit the conversion of all outstanding Preferred Shares.

6.  Preferred Shareholder Supplemental Rights Upon an Event Of Default.                                                                                                                                 Upon the occurrence of an Event of Default, as defined below, the Shareholders may call a special meeting at which Shareholders representing a majority of the outstanding Preferred Shares may cause a replacement of a Parent-designated director of the Company with a Preferred Shareholder-designated director (giving the Preferred Shareholders the right to fill two of the Company’s three Board seats).  Any holder of Preferred Shares will have the right to nominate a candidate for the position of Replacement Director (each of them a “Nominee”).    Only Nominees who express a willingness to serve as Replacement Director will be eligible for election (the “Replacement Candidate”).  The Replacement Candidate receiving the votes representing a plurality of the outstanding Preferred Shares will become the Replacement Director upon election.  The Replacement Director will serve until replaced by a plurality vote of the outstanding Preferred Shares at a meeting where a quorum (a majority of Preferred Shares) is present.  Any future dispositive action of this newly-constituted Board of Directors (including liquidation, sale, or merger of the Company and the sale or transfer of substantial assets of the Company) will become effective only upon the affirmative vote of a majority in interest of the outstanding Preferred Shares.

(a)  Events of Default.  The following are Events of Default: (1) failure to declare and pay when due two consecutive annual installments of the Cumulative 8% Preferred Dividend; (2) the filing of a voluntary petition in bankruptcy by either the Company or the Parent or the approval of an involuntary petition in bankruptcy related to either the Company or the Parent; (3) the breach of a Major Covenant, as defined below in section 6(b); and (4) the failure to remedy the breach of any Additional  Covenant, as defined in section 6(c),  or Parent Covenant, as defined in section 6(d), within 60 days after actual notice of its breach.

(b) Major Covenants.  While any Preferred Shares are outstanding, the Company covenants, that unless it has the affirmative vote of Shareholders owning, in aggregate, not less than two-thirds (2/3) of the outstanding Preferred Shares:: (1) not to incur any debt except for regular trade payables arising in day-to-day operations of the Company, unless the incurrence of additional debt is agreed upon by an affirmative vote of Shareholders owning; and (2) not to transfer or sell assets (including to an affiliate or related person or entity);  Each of these covenants is referred to as a “Major Covenant.”

(c)  Additional Covenants.   While any Preferred Shares are outstanding, the Company covenants: (1) to plan, operate, and manage its farmland, water rights, and produce business to optimize long-term farm yields and meet its financial, regulatory, and contractual obligations and objectives; (2) to observe all financial covenants; (3) to maintain independent books and records of its assets, liabilities, and operations separate from the books and records of the Parent; (4) to make its books and records available for inspection by any holder of the Preferred Shares (including such holder’s agent or representative) upon reasonable notice and conditions; (5) to segregate in a separate account  net revenues from operations sufficient to pay when due: (i) the Cumulative 8% Preferred Dividend and (ii) 25% of its Annual Net Profit to pay when due  the Profit Participation; (6) to include in its annual budget the Cumulative 8% Preferred Dividend and the Profit Participation; (7) to place on its Board agenda proposed actions (with appropriate supporting materials) related to (i) the timely declaration and payment of the Cumulative 8% Preferred Dividend and (ii) calculation and payment resolution for the Profit Participation; and (8) to limit the number of its Directors to three; Each of these covenants is referred to as an “Additional Covenant.”

(d)  Parent Covenants.  While the Preferred Shares are outstanding, the Parent covenants: (1) to use its best efforts to list its common stock on a national securities exchange promptly following achieving listing eligibility criteria; (2) to file on a timely basis all reports, notices, audits and other documents required to maintain its compliance with the Securities Exchange Act of 1934; (3) to notice, convene and conduct its annual meeting of shareholders not later than June 15 of each year; (4) prior to the initial issuance of the Preferred Shares, to appoint three directors to the Company’s Board of Directors, one of whom will be designated to represent the interests of the holders of the Preferred Shares (the “PS Director”).  The PS Director will have the same rights and duties as each of the other directors of the Company, and the Board of Directors shall act by majority vote; (5) coincident with its annual meeting each year, to conduct an election among holders of the Preferred Shares for the purpose of electing the PS Director; (6) to cause its independent public accounting firm to audit and issue its opinion with respect to the adequacy of the Company’s financial reports; (7)  to file a registration statement on or before July 1, 2013 with the SEC  for the resale of the following securities: (a) for the Common Stock issuable on conversion of the Preferred; and (b) for the Common Stock issuable upon exercise of the Warrants; and  (8) to certify at least annually that, to the Parent’s actual knowledge, neither the Parent nor the Company is in breach of a Major Covenant, Additional Covenant, or a Parent Covenant.  These covenants shall be collectively referred to as “Parent Covenants”.

7. Status of Shares. All Preferred Shares that are at any time converted pursuant to paragraph 5 above, and all Preferred Shares that are otherwise reacquired by the Company and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance.

8. Voting Rights.  The Series F-2-B Convertible Preferred Stock does not carry any voting rights except as provided herein as a remedy under Preferred Shareholder Supplemental Rights Upon an Event of Default in the Purchase Agreement.  However, as long as any Preferred Shares are outstanding, the Company shall not, without the affirmative vote of two-thirds of the Shareholders holding Preferred Shares, (a) alter or change adversely the powers, preferences or rights given to the Preferred Shares or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Preferred Shares, (c) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Shareholders, (d) increase the number of authorized Preferred Shares, or (e) enter into any agreement with respect to any of the foregoing.

9. Redemption.  The Preferred Shares may be redeemed at any time by the Company provided the Company gives notice of redemption of all but not less than all of the outstanding Preferred Shares and the Company has on hand funds sufficient to redeem the Preferred Shares. The redemption price will be $1.00 per share plus accrued dividends, if any.  Subject to the Shareholders’ prior conversion of Preferred Shares, the Company will redeem all Preferred Shares which remain outstanding, for cash, on a specified business day which is at least thirty (30) days following the date of the notice of redemption.  The Company has no obligation to redeem the Preferred Shares. The Company agrees that it will not redeem any Preferred Shares that would result in any Shareholder having a beneficial common share ownership of the Company in excess of 9.9% (nine point nine percent).

10.  No Preemptive Rights.  No Shareholder of the Preferred Shares shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional shares of any class whether now or hereafter authorized, or of bonds, debentures, or other evidences of indebtedness convertible in to or exchangeable for shares of any class, but all such new or additional shares of any class, or bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms as for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

11. Registrar. The Parent will act as the Registrar for the Preferred Shares which will be transferable (i) only to other qualified investors, (ii) subject to any restrictions imposed by state and federal securities regulations, and (iii) solely through entry by the Parent in a registration book maintained for that purpose.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed as of _________, 2013.

TWO RIVERS FARMS F-2, LLC

By:

Name: Wayne Harding

Title: Chief Financial Officer

As to provisions concerning Parent:

TWO RIVERS WATER & FARMING COMPANY

By:

Name: John McKowen

Title: Chairman, Chief Executive Officer

WARRANT

THIS WARRANT AND THE SHARES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  EXCEPT AS OTHERWISE SET FORTH HEREIN NEITHER THIS WARRANT NOR ANY OF SUCH SHARES MAY BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR, AN OPINION OF COUNSEL, IN FORM, SUBSTANCE AND SCOPE, CUSTOMARY FOR OPINIONS OF COUNSEL IN COMPARABLE TRANSACTIONS, THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

TWO RIVERS WATER & FARMING COMPANY

COMMON STOCK PURCHASE WARRANT

Certificate No.:  F-2-______                                                                                                                     ________ Warrants

[______(date)]

This Common Stock Purchase Warrant (this “Warrant”) certifies that, for value received,  ______________________________________ (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 PM Mountain Standard Time on December 31, 2017 (the “Expiration Date”) but not thereafter, to subscribe for and purchase from Two Rivers Water & Farming Company (the "Company"), a Colorado corporation, having its principal executive offices at 2000 Colorado Boulevard, Tower One Suite 3100, Denver, Colorado 80222, up to __________ shares (the “Shares”)of the Company's common stock, par value $.001 per share(the "Common Stock") at a price of $3.00 per Share, as adjusted in accordance with Section 2 below (the "Purchase Price").

Section 1.                      Definitions.

(a) “National Exchange” shall mean NASDAQ Global Market, NASDAQ Capital Market, NYSE MKT or the New York Stock Exchange, or equivalent.

Section 2.                      Exercise.

(a)           Time and Manner of Exercise. This Warrant may be exercised, in whole or in part (but not as to fractional shares), at any time or times on or after the Initial Exercise Date and on or before the Expiration Date by delivery to the Company at its principal executive offices as set forth above of a duly executed original, electronic or facsimile of the Notice of Exercise, a form of which is annexed hereto, together with the aggregate Purchase Price for the Shares specified in the Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank.  Notwithstanding anything contained herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Shares and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company.  Partial exercises of this Warrant resulting in purchases of a portion of the total number of Shares available hereunder shall have the effect of lowering the outstanding number of Shares purchasable hereunder in an amount equal to the applicable number of Shares purchased.  The Holder and the Company shall maintain records showing the number of Shares purchased and the date of such purchases.  The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such Notice.  The Holder, and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Shares hereunder, the number of Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)           Mechanics of Exercise.

(i) Delivery of Certificates Upon Exercise.  Certificates for Shares purchased hereunder shall be transmitted by the transfer agent for the Common Stock (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Shares to or resale of the Shares by the Holder or if the Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 of the Securities Act, and otherwise by physical delivery of a certificate to the address specified by the Holder in the Notice of Exercise by the date that is fifteen (15) Trading Days after the latest of (A) the delivery to the Company of the Notice of Exercise, (B) surrender of this Warrant (if required) and (C) payment of the aggregate Purchase Price as set forth above (such date, the “Warrant Share Delivery Date”).  The Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such Shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Purchase Price and all taxes required to be paid by the Holder, if any, pursuant to Section 1(b)(v) below, prior to the issuance of such Shares, having been paid.

(ii) Delivery of New Warrants Upon Exercise.  If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant, at the time of delivery of the certificate or certificates representing Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii) No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Purchase Price or round up to the next whole share.

(iv) Legends.  Until the earlier of (i) the date on which a registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) covering the issuance and sale or the resale of the Shares is declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and (ii) subject to the requirements of Rule 144 promulgated under the Securities Act, the date that is one year after the date the Shares were issued, any certificates evidencing the Shares shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

(v) Charges, Taxes and Expenses.  Issuance of certificates for Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

(vi) Registration Rights.  On or before July 1, 2013, the Company shall file a registration statement with the SEC for the purpose of registering for resale the common stock underlying the Warrants.

(vii) Failure to Deliver Certificates.  If, in the case of any Notice of Exercise, such certificate or certificates are not delivered to or as directed by the applicable Holder by the Warrant Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to rescind such Notice of Exercise, in which event the Company shall promptly return to the Holder any Warrant certificate delivered to the Corporation and the Holder shall promptly return to the Company the Common Stock certificates issued to such Holder pursuant to the rescinded Notice of Exercise.

(viii) Obligation Absolute; Partial Liquidated Damages.  The Company’s obligation to issue and deliver the Shares upon conversion of this Warrant in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder, or any breach or alleged breach by Holder or any other person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action that the Company may have against such Holder.  In the event a Holder shall elect to convert this Warrant into all or any portion of the Shares, the Company may not refuse exercise based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining exercise of all or part of this Warrant of such Holder shall have been sought and obtained, and the Company posts a surety bond for the benefit of such Holder in the amount of 100% of the payment to be provided by the Holder to the Company pursuant to such Notice of Exercise or if Shares are issued by means of a cashless exercise, as if payment would have be made by the Holder, to purchase the Shares, which bond shall remain in effect until the completion of arbitration/litigation (including, but not limited to, through any and all appeals process), of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Company shall issue the Shares and, if applicable, cash, upon a properly noticed exercise. If the Company fails to deliver to a Holder such certificate or certificates pursuant to this Section 2 on the Warrant Share Delivery Date applicable to such exercise, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $10,000 provided or to be provided by the Holder, or if Shares are issued by means of a cashless exercise, as if payment would have be made by the Holder to purchase Shares, $100 per trading day (increasing to $200 per trading day on the second (2nd) trading day after such damages begin to accrue) for each trading day after the Warrant Share Delivery Date until such certificates (which must be without restrictive legend if the Shares are registered for resale pursuant to an effective registration statement or pursuant to Rule 144), are delivered or Holder rescinds such exercise. Nothing herein shall limit a Holder's right to pursue actual damages hereof for the Company’s failure to deliver Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other section hereof or under applicable law.

Section 3.                      Certain Adjustments.

(a)           Stock Dividends and Stock Splits.  If the Company, at any time after the date hereof: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, or (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Purchase Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification, and the number of shares issuable upon exercise of this Warrant, shall be proportionately adjusted such that the aggregate Purchase Price of this Warrant shall remain unchanged.

(b)           Subsequent Rights Offerings.  If the Company, at any time while the Warrant is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the closing price of the Common Stock on the record date mentioned below, then, the Purchase Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such closing price.  Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

(c)           Pro Rata Distributions.  If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock, then in each such case the Purchase Price shall be adjusted by multiplying the Purchase  Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the closing price of the Common Stock determined as of the record date mentioned above, and of which the numerator shall be such closing price of the Common Stock on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith.  In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d)          Notice to Holder.

i.           Adjustment to Purchase Price.  Whenever the Purchase Price is adjusted pursuant to any of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.           Notice to Allow Conversion by Holder.  If (A) the Company shall declare a dividend (or any other distribution) on its Common Stock; (B) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (C) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at the last address as it shall appear upon the books and records of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  To the extent Holder would not otherwise be entitled to exercise this Warrant, the Holder is entitled to exercise this Warrant during the 10-day period commencing the date of such notice to the effective date of the event triggering such notice.

iii.           Fundamental Transaction.  If, at any time while this Warrant is outstanding, (A) the Company, directly or indirectly, effects any merger or consolidation of the Company with or into another Person, (B) the Company, directly or indirectly, effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Company effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (E) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (in any such case, a “Fundamental Transaction”), then upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Purchase Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Purchase Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder’s right to exercise such warrant for the Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Section 4.                      Call Provision.

The Company may, in its sole discretion, redeem any or all of the outstanding and unexercised Warrants upon giving thirty (30) days prior written notice to the Holder (the “Redemption Notice”) for $0.001 per Warrant; provided, however, no Redemption Notice may be delivered by the Company unless all of the following conditions have been satisfied:
(i) The Common Stock shall be traded on a National Exchange; and

(ii) the closing or last sale price of a share of Common Stock on the principal market or exchange on which the Common Stock is then traded is equal to or above $4.00 for 20 consecutive trading days and during such period the average daily trading volume of the Common Stock on the National Exchange on which the Common Stock is then traded exceeds 100,000 shares; and

(iii) the Company has filed a registration statement under the Securities Act, covering the issuance and sale or the resale of the Shares and such registration statement has been declared effective by the SEC and remains effective during the 20 consecutive trading day period referenced in (ii) above and through the date of redemption.

The Holder may exercise all or a portion of this Warrant prior to the date set forth in the Redemption Notice as the redemption date.

Section 5.                     Transfer of Warrant.
(a) Transferability.  This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.  The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) New Warrants.  This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney.  Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.  All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Shares issuable pursuant thereto.

(c) Warrant Register.  The Company, or assigns, shall maintain the name of the record Holder hereof from time to time (the “Warrant Register”).  The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 6.                     Miscellaneous.
(a) No Rights as Stockholder Until Exercise.  This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof.

(b) Loss, Theft, Destruction or Mutilation of Warrant.  The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c) Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d) Authorized Shares.  The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Shares upon the exercise of any purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the National Exchange upon which the Common Stock may be listed.  The Company covenants that all Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Shares in accordance herewith, be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(e) Jurisdiction.  All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

(f) Restrictions.  The Holder acknowledges that the Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(g) Non-waiver.  No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies.  If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys' fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h) Notices.  Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

(i) Limitation of Liability.  No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j) Remedies.  The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate

(k) Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder.  The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Shares.

(l) Amendment.  This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(m) Severability.  Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n) Headings.  The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer and this Warrant to be dated as of the date first above written.

TWO RIVERS WATER & FARMING COMPANY

By: ____________________________________

Wayne Harding, CFO

EXHIBIT W-A

NOTICE OF WARRANT EXERCISE

TO:           TWO RIVERS WATER & FARMING COMPANY

(1) The undersigned hereby elects to purchase ________ Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):
[  ] wire transfer in lawful money of the United States; or
[  ] cashier’s check drawn on a U.S. bank; or
[  ] [if permitted] the cancellation of such number of Shares as is necessary, in accordance with the formula set forth in Section 2, to exercise this Warrant with respect to the maximum number of Shares purchasable pursuant to the cashless exercise procedure set forth in the Warrant.

(3) Please issue a certificate or certificates representing said Shares in the name of the undersigned or in such other name as is specified below:

Accredited Investor.  The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

 [SIGNATURE OF HOLDER]

Name of Investing Entity:  _______________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________

Name of Authorized Signatory: ___________________________________________________________

Title of Authorized Signatory: ____________________________________________________________

Date:  _______________________________________________________________________________